Exhibit 10.1
TERMINATION AGREEMENT
This Termination Agreement (the “Agreement”) dated the 31st day of August, 2006, is made by and between Helix Energy Solutions Group, Inc., together with all of its subsidiary and affiliated companies (collectively, “Company”) and James Lewis Connor, III (“Employee”). The foregoing are sometimes herein referred to individually as a “Party” and collectively as the “Parties”.
Reference is made to that certain Amended and Restated Employment Agreement dated May 1, 2002, made by and between Employee and Company, as amended by that certain First Amendment to Amended and Restated Employment Agreement made effective as of the 1st day of January, 2004 (as amended, the “Employment Agreement”).
     For a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the Parties agree as follows:
     1. Effective Date. Employee hereby resigns employment with Company and any offices held with the Company, effective August 31, 2006 (the “Effective Date”) and said Employment Agreement is terminated of even date therewith, subject to the terms and conditions of this Agreement.
     2. Special Payment. In exchange for termination of the Employment Agreement and Employee making himself reasonably available to the Company to advise on transitional matters (as determined by the President of the Company for a period not to exceed six (6) months hereof), and contemporaneous with execution and delivery of this Agreement by Employee to Company, Company shall pay to Employee a special payment (“Special Payment”) in the amount of $685,650, subject to withholding and FICA taxes.
     3. Indemnification of Company by Employee. Employee hereby agrees to RELEASE, INDEMNIFY and HOLD HARMLESS Company, its subsidiary and affiliated companies, its and their joint owners, co-lessees, partners, joint venturers, and the officers, directors, agents, consultants, insurers and employees of all of the foregoing (individually and collectively referred to as the “Released Parties”), from any and all claims, demands and causes of action arising out of or related to (i) Employee’s employment with Company (including any incentive or bonus plan or unvested options, but expressly excluding any vested interest in any options, employee stock purchase plans, pension plans, insurance benefits as provided in Paragraph 8, and/or accrued vacation); (ii) any claim whatsoever arising out of or related to that certain September 2000 “B Participation Agreement” between OKCD Holdings, Inc., OKCD Investments, Ltd. and Employee; (iii) the termination of Employee’s employment with Company; or (iv) any act or omission occurring prior to the execution of this Agreement, including, but not limited to, any claims that Employee may have arising under any federal, state or local laws, statutes, ordinances, or regulations pertaining to discrimination on the basis of sex, race, color, religion, creed, national origin, age or disability status, including workers’ compensation and any claim for overtime or back pay, and any other cause of action sounding in tort, quasi-tort discrimination, particularly, but not limited to, any rights Employee may have pursuant to the Age Discrimination in Employment Act, the Older Workers Benefit Protection

Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, all oral or written contract rights, all common and civil law rights such as tort or personal injury of any sort, and any and all claims, relating to Employee’s employment with Company or the termination of Employee’s employment with Company. Employee also understands that, except as specifically otherwise provided in this Agreement, Employee is waiving all rights to any claim for employee benefits, including retirement benefits; provided, however, that this Agreement shall not affect Employee’s vested rights under the Company’s 401(k) plan. It is the express intent of Employee to waive and release any and all of the foregoing claims, demands and causes of action, whether herein enumerated or not, arising out of or related to Employee’s employment with Company or termination therefrom, whether such claims, demands, and causes of action are known or unknown, suspected or unsuspected.
     4. Indemnification of Employee by Company. Company hereby agrees to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Employee from (i) any act or omission of Employee prior to the effective date of Employee’s resignation; and (ii) any and all claims, demands and causes of action arising out of or related to Employee’s employment with Company and/or service as an officer of Company (including any of its subsidiary and affiliated companies); whether such acts, omissions, claims, demands, and causes of action are known or unknown, suspected or unsuspected.
     5. Payment of Expenses and Accrued Vacation Time. By no later than the 15th day of September, 2006, Company shall: (i) reimburse Employee his reasonable business expenses incurred prior to the Effective Date consistent with Company policy in effect at the time thereof; and (ii) pay Employee for all accrued, but unused, vacation time, including the thirty days carried forward from prior periods.
     6. Covenants of Employee. It is understood and agreed that Section 4 (Confidential Information); Section 5(b) (Non-Solicitation); and Section 6 (Intellectual Property) shall survive termination of the Employment Agreement as therein provided, but that portions of Section 5 dealing with Non-Competition are hereby waived by Company.
     7. Non-Disparagement. Employee and Company each agree not to disparage the other.
     8. Insurance Benefits. It is agreed that Employee and Employee’s eligible dependents shall be entitled to continue to participate in Company’s group medical and life insurance plans at Employee’s sole cost and expense until the earliest of: (i) in the case of medical insurance coverage, Employee receives coverage under another group medical plan; (ii) in the case of medical insurance coverage, the employee is entitled to Medicare; (iii) in the case of both medical insurance and life insurance coverage, the Employee turns 65 years of age; and (iv) in the case of medical insurance coverage, December 31, 2008, if under final rules and regulations issued by the Department of Treasury and the Internal Revenue Service under section 409A of the Internal Revenue Code of 1986, as amended the medical insurance coverage would constitute deferred compensation for purposes of section 409A.

     9. Covenant Not to Sue. Employee agrees that Employee will never sue the Released Parties for any and all claims, demands and causes of action released in Paragraph 3, above. Likewise, Company agrees that it will never sue Employee for any and all claims, demands and causes of action released in Paragraph 4, above.
     10. No Reliance by Employee. Employee expressly acknowledges and agrees that in connection with Employee’s decision to accept the Special Payment and execute this Agreement, Employee has not relied on any statement, representation, promise or agreement of any kind by any member of the Released Parties, their agents, attorneys, or representatives, with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement.
     11. Miscellaneous. In connection with this Agreement:
(a)	Employee acknowledges and agrees that Employee has been given a full and fair opportunity to review this Agreement;

(b)	Employee understands that Employee has been given at least twenty-one (21) days to consider whether to accept the Special Payment in returning for providing the releases herein described in favor of the Released Parties; provided, however, that if Employee has made the decision to sign this Agreement before the expiration of the twenty-one (21) day period, Employee certifies that the decision to execute this Agreement prior to the expiration of said twenty-one (21) day period was voluntary and was not induced by Company or the other Released Parties through fraud, duress, coercion, misrepresentation, a threat to alter or withdraw the offer prior to the expiration of said twenty-one (21) day period, or by providing different terms to other employees who sign the Agreement prior to the expiration of said time period;

(c)	Employee has carefully read and fully understands all of the provisions of this Agreement, and Employee has executed this Agreement knowing that Employee has given a release to the Released Parties that will prevent Employee from suing Company and/or the Released Parties for any claim, demand or cause of action released pursuant to this Agreement;

(d)	Employee understands that this Agreement applies to any claim that Employee has against Company, including, but not limited to, claims for damages arising under the Age Discrimination in Employment Act (29 U.S.C. §§ 621-634);

(e)	Company has specifically advised Employee to consult with an attorney of Employee’s choice before executing this Agreement;

(f)	Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding by the EEOC;

(g)	Employee represents and warrants that: (i) Employee has read this Agreement and acknowledges that it is written in a manner that Employee can understand; (ii) Employee understands that Employee is giving a full and final release to the Released Parties and further declares that it is Employee’s intent to provide such a release; (iii) this is a full and final expression of Employee’s agreement with Company and the Released Parties; (iv) no other promises have been made to Employee by either Company or the other Released Parties, except as otherwise set forth in this Agreement; and (v) Employee executes this Agreement voluntarily and freely.
     12. Company Property. Except as herein expressly provided, Company acknowledges that Employee has returned to Company all Company property and confidential information. It is understood and agreed that Employee has been permitted to retain his electronic files to assist him in providing transitional advice and for the purpose of maintaining forms, but that any confidential information contained therein shall be maintained as confidential in accordance with Section 4 of the Employment Agreement.
     13. Invalidity. If any provision herein is held to be partially or completely contrary to law and/or unenforceable, the Agreement shall be deemed to be amended to partially or completely modify such provision or portion thereof to the extent necessary to make it enforceable, or if necessary, the Agreement shall be deemed to be amended to delete the unenforceable provision or portion thereof. In the event any provision is deleted, the remaining provisions shall remain in full force and effect.
     14. No Admission of Wrongdoing. Nothing in this Agreement shall be construed as an admission of any wrongdoing by any Party or Released Party.
     15. Applicable Law. This Agreement shall be construed and applied in accordance with applicable provisions of the Employee Retirement Income Security Act (ERISA) and the Older Workers Benefit Protection Act (OWBPA). To the extent that federal law does not apply, this Agreement shall be deemed to have been executed and delivered within the State of Texas, without regard for that state’s rules regarding conflicts of laws.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     AGREED and ACCEPTED as of the Effective Date.

EMPLOYEE:		COMPANY:

Helix Energy Solutions Group, Inc.

/s/ JAMES LEWIS CONNOR, III		/s/ MARTIN R. FERRON

Name:	James Lewis Connor, III	Name:	Martin R. Ferron
Address:	50 Highland Circle	Title:	President
The Woodlands, Texas 77381

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